                                               Exhibit (a)(7)


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
    TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED FEBRUARY 18, 1999 AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS
   OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE
     OFFER, HOWEVER, IS NOT BEING MADE TO(NOR WILL TENDERS BE ACCEPTED FROM
      OR ON BEHALF OF) HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN
      WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN
      COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION
        WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE
       MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO
        BE MADE ON BEHALF OF BENGAL SUBSIDIARY CORP. BY CREDIT SUISSE
          FIRST BOSTON CORPORATION ("CREDIT SUISSE FIRST BOSTON") OR
           ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER
                        THE LAWS OF SUCH JURISDICTIONS.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                      ALL OF THE OUTSTANDING COMMON SHARES
                                       OF
                           FINGERHUT COMPANIES, INC.
                                       AT
                              $25.00 NET PER SHARE
                                       BY
                            BENGAL SUBSIDIARY CORP.
                       A DIRECT, WHOLLY OWNED SUBSIDIARY
                                       OF
                       FEDERATED DEPARTMENT STORES, INC.

    Bengal Subsidiary Corp., ("Purchaser"), a direct, wholly owned subsidiary of Federated Department Stores, Inc. ("Parent"), is offering to purchase all of the outstanding common shares (the "Shares") of Fingerhut Companies, Inc. (the "Company") at $25.00 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer To Purchase dated February 18, 1999 (the "Offer To Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering Shareholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the Offer, the Purchaser intends to effect the Merger described below.

--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, MARCH 17, 1999, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, INCLUDING CERTAIN ACTIONS BY THE UNITED STATES COMPTROLLER OF THE CURRENCY. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 10, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that, following the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Minnesota Business Corporation Act ("MBCA"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share (excluding Shares owned by Parent or any subsidiary of Parent and any Shares owned by Shareholders who have properly exercised their dissenters' rights under Minnesota law) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer, without interest (and less any required withholding taxes). The Merger Agreement is more fully described in Section 12 of the Offer To Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (WITH ONE DIRECTOR BEING ABSENT) RESOLVED TO RECOMMEND THAT SHAREHOLDERS ACCEPT THE OFFER AND APPROVE THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Depositary (as defined in the Offer To Purchase) of its acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering Shareholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer To Purchase), and (iii) any other documents required by the Letter of Transmittal.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the approval of the Merger by the requisite vote of the Shareholders of the Company. The Shareholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Shareholder. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 302A.621 of the MBCA, without any action by any other shareholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO
BE PAID FOR THE SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. NO INTEREST WILL BE PAID ON THE CONSIDERATION TO BE PAID IN THE MERGER TO SHAREHOLDERS WHO FAIL TO TENDER THEIR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN EFFECTING THE MERGER OR MAKING SUCH PAYMENT.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, March 17, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may, under certain circumstances, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw such Shareholder's Shares.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after April 18, 1999, unless theretofore accepted for payment as provided in the Offer To Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer To Purchase and must specify the name of the Person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer To Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer To Purchase and is incorporated herein by reference.

         Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to Shareholders. The Offer To Purchase and the related Letter of Transmittal will be mailed to record Shareholders and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial Share owners.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance and copies of the Offer To Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.

                                Wall Street Plaza
                            New York, New York 10005

                                Banks and Brokers
                           Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064

                       The Dealer Manager for the Offer is:

                           CREDIT           FIRST
                           SUISSE           BOSTON

                              Eleven Madison Avenue
                          New York, New York 10010-3629
                          Call Toll Free (800) 881-8320

February 18, 1999